UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT 1934

Date of report (Date of earliest event reported): June 10, 2019

MIMEDX GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	001-35887	26-2792552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 West Oak Commons Ct, NE Marietta, GA		30062
(Address of Principal Executive Offices)		(Zip Code)

(770) 651-9100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered

None	n/a	n/a

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Loan Agreement

On June 10, 2019 (the “Closing Date”), MiMedx Group, Inc. (the “Company”) entered into a Loan Agreement (the “Loan Agreement”) with the subsidiaries of the Company as guarantors party thereto from time to time, the lenders party thereto from time to time and Blue Torch Finance LLC, as administrative agent and collateral agent. The Loan Agreement provides for a term facility in the aggregate principal amount of $75,000,000 (the “Term Loan Facility”), of which the full amount was borrowed and funded on the Closing Date. The Loan Agreement does not provide for the issuance of warrants or other equity interests in the Company.

The proceeds of the Term Loan Facility will be used for (i) working capital and general corporate purposes and (ii) to pay transaction fees, costs and expenses incurred in connection with the Loan Agreement and the related transactions.

Interest Rate; Commitment Fee. The interest rate applicable to any borrowings under the Term Loan Facility will accrue at a rate equal to LIBOR plus a margin of 8.00% per annum or (if LIBOR is not available) a Prime Rate plus a margin of 7.00% per annum.

Repayment; Maturity. The Term Loan Facility is repayable in equal quarterly installments of $937,500 and the balance is due on the date that is three years following the Closing Date.

Mandatory Prepayments. The Loan Agreement requires that the Company make mandatory prepayments, subject to certain reinvestment rights, with the proceeds of asset dispositions, events of loss, other non-ordinary course receipts of cash, equity issuances and indebtedness that is not permitted by the Loan Agreement.

Representations; Covenants; Events of Default. The Loan Agreement contains customary representations and warranties by the Company and its subsidiaries, subject to customary materiality, material adverse effect and knowledge qualifiers. The Loan Agreement also contains (a) certain affirmative covenants that impose certain reporting and/or performance obligations on the Company and its subsidiaries, (b) certain negative covenants that generally limit, subject to various exceptions, the Company and its subsidiaries from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends and engaging in mergers and consolidations, sale and leasebacks and asset dispositions, (c) financial covenants in the form of a maximum total leverage ratio and minimum liquidity and (d) customary events of default for financings of this type. Obligations under the Term Loan Facility may be declared due and payable upon the occurrence and during the continuance of customary events of default.

The summary set forth above is not intended to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement attached hereto as Exhibit 10.1.

The Loan Agreement contains representations and warranties by each of the parties to the Loan Agreement, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Loan Agreement were made solely for the benefit of the parties to the Loan Agreement; are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure schedules; may have been made for the purposes of allocating contractual risk between the parties to the Loan Agreement instead of establishing these matters as facts; and are subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Loan Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Loan Agreement, dated June 10, 2019, by and between MiMedx Group, Inc., the other guarantors party thereto, the lenders party thereto and Blue Torch Finance LLC, as administrative agent and collateral agent *

*

Certain schedules to the Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of such omitted materials supplementally upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMEDX GROUP, INC.

Dated: June 11, 2019

By	/s/ Edward J. Borkowski
Edward Borkowski Interim Chief Financial Officer